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Exhibit 4.2

                             BOYKIN LODGING COMPANY

             DIVIDEND REINVESTMENT AND OPTIONAL SHARE PURCHASE PLAN

1.       PURPOSE AND ADMINISTRATION.

         This Dividend Reinvestment and Optional Share Purchase Plan (the "Plan") provides the shareholders of Boykin Lodging Company (the "Company") an opportunity to automatically invest their cash dividends on their Common Shares, without par value, of the Company ("Common Shares") in additional Common Shares, and to make monthly or other voluntary cash investments in Common Shares. The Company will pay the cost of the administration of the Plan. Persons who are not already shareholders of the Company may purchase Common Shares under the Plan through voluntary cash investments. The Company may issue not more than 2,500,000 Common Shares under the Plan. The Plan will be administered by National City Bank, transfer agent for the Company. National City Bank or any successor administrator of the Plan is referred to as the "Agent."

2.       ELIGIBILITY.

         Except as otherwise provided in this Section 2, only shareholders of record of the Company ("Record Holders") who complete and return an Authorization Card to the Agent are eligible to become participants ("Participants") in the Plan. Beneficial owners of Common Shares (i.e., persons whose Common Shares are held on their behalf by a nominee, such as a bank or a brokerage firm) are not Record Holders and must have one or more Common Shares transferred into their names on the share records of the Company in order to become Participants. Other persons may become Participants by completing and returning an Authorization Card to the Agent and making an initial purchase of Common Shares through a voluntary cash investment.

3.       PURCHASE OF COMMON SHARES.

         The Agent's purchases of Common Shares for the Plan may be made, at the Company's option, either (i) from the Company out of its authorized but unissued Common Shares, or (ii) in the open market (on the New York Stock Exchange or any securities exchange where the Common Shares are then traded, in the over-the-counter market or in negotiated transactions). The Company may change its designation as to whether Common Shares will be purchased from the Company or in the open market only once in any three-month period. The Company will pay the brokerage fees or commissions related to the Agent's purchases of Common Shares in the open market.

         In making purchases of Common Shares, the Agent may commingle the Participants' funds. The Agent will purchase Common Shares to be purchased in the open market on or as promptly as practicable after the applicable Investment Date (defined below), consistent with any applicable securities laws and market conditions, and, in any event, dividends and voluntary cash investments will be invested within 30 days after receipt by the Agent except when applicable laws or regulations require otherwise. The exact timing of open market purchases, including

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determining the number of Common Shares, if any, to be purchased on any day or at any time of day, the prices paid for such shares, the markets on which such purchases are made, and the persons (including brokers and dealers) from or through whom such purchases are made will be determined by the Agent or the broker selected by it for that purpose. The Agent may purchase Common Shares in advance of an Investment Date for settlement on or after such date. No interest will be paid on funds held by the Agent pending investment. The Agent may hold Common Shares of all Participants on deposit in its name or in the name of its nominee. The Agent is not responsible for the value of Common Shares acquired for the Participant's account.

         If the Agent is unable to invest dividend payments or funds received for voluntary cash investments in accordance with the guidelines of the Plan, voluntary cash investments will be returned within 35 days after receipt by the Agent and dividend payments will be returned within 35 days after the applicable dividend payment date. The Agent has no liability for conditions that prevent the purchase of Common Shares or interfere with the timing of purchases.

4.       DIVIDEND REINVESTMENT.

         As the Participant's agent, the Agent will receive, on or before each dividend payment date, cash from the Company equal to the dividend on the participating Common Shares, including any fractional Common Share (computed to three decimal places) held by the Participant. The Agent will apply such funds (subject to tax withholding requirements, as described in Section 9) toward the purchase of Common Shares for the Participant's account. A Participant may direct the Agent to reinvest dividends on some but not all of his or her Common Shares. The purchase price per share to the Participant for Common Shares purchased by the Agent for the Plan with reinvested dividends will be 98% (subject to change) of the Market Price for the applicable Investment Date. The number of Common Shares credited to a Participant's account on each purchase of Common Shares with reinvested dividends will be the number (computed to three decimal places) resulting from dividing the Participant's aggregate dividends invested by 98% (subject to change) of the Market Price for the applicable Investment Date.

         The "Market Price" will be, (a) with respect to Common Shares purchased from the Company, the average of the daily high and low sale prices of Common Shares on the New York Stock Exchange for the ten trading days immediately preceding the applicable Investment Date, and (b) with respect to Common Shares purchased in the open market or in negotiated transactions, the weighted average price of all Common Shares purchased under the Plan on the applicable Investment Date.

         The "Investment Date," with respect to all funds received as cash dividends from the Company, will be the dividend payment date declared by the Company for those payments from time to time. The Investment Date, with respect to voluntary cash investments, will be once per month on (i) the dividend payment date for any month in which the Company pays a cash dividend and (ii) for any month in which no cash dividend is paid, the tenth day of that month or the next business day if the tenth day is not a business day. A business day is any day on which both the Agent and the New York Stock Exchange are open.

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         The Agent must receive authorization for any reinvestment of dividends at least one day prior to the record date for payment of those dividends; otherwise, such authorization will not be effective until the Investment Date following the next dividend record date.

5.       VOLUNTARY CASH INVESTMENT.

         As the Participant's agent, the Agent may receive monthly or other (as determined by the Participant) voluntary cash investments. The Agent will apply such funds toward the purchase of Common Shares for the Participant's account. Voluntary cash investments received by the Agent at least eleven business days prior to an applicable Investment Date will be invested on or as promptly as practicable after the applicable Investment Date. The purchase price per share to the Participant for Common Shares purchased by the Agent for the Plan with voluntary cash investments will be 98% (subject to change) of the Market Price for the applicable Investment Date, and the purchase price per share to a person making an initial purchase of Common Shares pursuant to the Plan for Common Shares purchased by the Agent for the Plan will be 100% of the Market Price for the applicable Investment Date. The number of Common Shares credited to a Participant's account on each purchase of Common Shares with voluntary cash investments will be the number (computed to three decimal places) resulting from dividing the Participant's voluntary cash investment by 98% (subject to change) of the Market Price for the applicable Investment Date. The number of Common Shares credited to the account of a person making an initial purchase of Common Shares pursuant to the Plan will be the number (computed to three decimal places) resulting from dividing that person's voluntary cash investment by 100% of the Market Price for the applicable Investment Date.

         Subject to Section 7 below, any voluntary cash investment by a Participant may not be less than $50 nor more than $5,000 in the aggregate in any month, and any voluntary cash investment by a person making an initial purchase of Common Shares pursuant to the Plan may not be less than $2,000 nor more than $5,000 in the aggregate. No interest will be paid on funds held by the Agent prior to investment. Voluntary cash investments received by the Agent will be returned to the Participant (or first-time purchasers) upon written request received by the Agent at least four business days prior to the applicable Investment Date.

6.       DISCOUNTS AND COMMISSIONS.

         The discount per share from the Market Price for either a dividend reinvestment or a voluntary cash investment is subject to change (but will not vary from the range of 0% to 5%) from time to time at the Company's sole discretion after a review of current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. The Agent will provide Participants with prompt written notice of any change in the discount.

         In no event may the combined discount from the Market Price and brokerage fees or commissions per share for Common Shares credited to a Participant's account exceed 5% of the Market Price on the applicable Investment Date, and the Agent is authorized to adjust the discount from the Market Price to ensure that that limit is not exceeded.

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         For each Investment Date for which the Agent is directed to purchase
Common Shares in the open market, the Company will pay the Agent an amount equal to the amount of the aggregate discounts per share (if any) from the Market Price.

7.       PERMITTED PAYMENTS IN EXCESS OF LIMITS.

         Voluntary cash investments in excess of $5,000 may be made by a Participant only upon the prior approval by the Company of a waiver purchase form (a "Waiver Purchase Form") from such Participant. At the Company's sole discretion, voluntary cash investments pursuant to a Waiver Purchase Form request may be made at a discount of from 0% to 5% of the Market Price. The Company reserves the right to review and adjust the discount relating to Waiver Purchase Form requests at any time. The Waiver Purchase Form may require the requesting Participant to represent, among other things, that the Participant is not purchasing the Common Shares to engage in arbitrage activities and will not sell Common Shares during any applicable ten-day pricing period. No maximum limit applies to voluntary cash investments that may be made pursuant to a Waiver Purchase Form request. Notwithstanding the above, no Participant may acquire more than 9% of the outstanding Common Shares.

         A Waiver Purchase Form request will be considered on the basis of a variety of factors, including: the Company's current and projected capital requirements, the alternatives available to the Company to meet those requirements, prevailing market prices for Common Shares, general economic and market conditions, expected aberrations in the price or trading volume of Common Shares, the number of Common Shares held by the Participant submitting the Waiver Purchase Form, the aggregate amount of voluntary cash investments for which such Waiver Purchase Forms have been submitted, and the administrative constraints associated with granting such Waiver Purchase Form request. Any grant of permission to purchase Common Shares in excess of $5,000 per month will be made in the sole discretion of the Company.

         The Company may establish for each Investment Date a threshold Common Share purchase price (the "Threshold Price") which applies only to voluntary cash investments made pursuant to a Waiver Purchase Form request. The Threshold Price will be a stated dollar amount that the Market Price of the Common Shares for the respective Investment Date must equal or exceed in order for the Agent to make any purchases pursuant to a Waiver Purchase Form request. The Threshold Price will initially be established by the Company at least ten business days prior to the applicable Investment Date; however, the Company reserves the right to change the Threshold Price at any time. The Threshold Price will be determined in the Company's sole discretion after a review of current market conditions and other relevant factors. If the Threshold Price is not met for the applicable Investment Date, each Participant's voluntary cash investments made pursuant to a Waiver Purchase Form for that Investment Date will be returned, without interest, to the Participant. Setting a Threshold Price for an Investment Date will not affect the setting of a Threshold Price for any subsequent Investment Date.

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8.       ACCOUNTS.

         As soon as practicable after the purchase of Common Shares on any Investment Date, the Agent will send to each Participant a statement of account confirming that Participant's transactions and itemizing that Participant's investment and reinvestment activity for the calendar year. Common Shares credited to a Participant's account may not be pledged or assigned, and any attempted pledge or assignment is void. A Participant who wishes to pledge or assign Common Shares credited to the Participant's account must first withdraw the Common Shares from the account.

9.       INCOME TAX.

         The reinvestment of dividends does not relieve a Participant of any income tax which may be payable on the dividends. In the case of both foreign Participants who elect to have their dividends reinvested (and whose dividends are subject to United States income tax withholding) and other Participants who elect to have their dividends reinvested (and who are subject to "backup" withholding under Section 3406(a)(1) of the Internal Revenue Code of 1986, as amended, (the "Code")), the Agent will invest in Common Shares in an amount equal to the dividends of the Participants, less the amount of tax required to be withheld. To the extent required under federal tax law, Participants will be treated as having received a distribution to which Section 301 of the Code applies with respect to (i) brokerage fees or commissions paid by the Company to acquire Common Shares for the Participant and (ii) the dollar value of the discount applicable to such acquisitions.

10.      VOTING.

         The Participant may vote all Common Shares credited to a Participant's account under the Plan. If on the record date for a meeting of shareholders there are Common Shares credited to the account of a Participant, the Agent will send to that Participant the proxy material for the meeting and a proxy covering the Participant's shares credited to the Participant's account.

11.      CERTIFICATES.

         Common Shares purchased under the Plan are registered in the name of a nominee and shown on each Participant's account. However, a Participant may request in writing a certificate for any of the whole Common Shares that have accumulated in the Participant's account. Each certificate issued is registered in the name or names in which the account is maintained, unless the Participant otherwise instructs the Agent in writing. If the certificate is to be issued in a name other than the name of the Plan account, the Participant or Participants must have his, her or their signatures guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program) pursuant to Rule 17Ad-15 of the Securities Act of 1933, as amended. Certificates for fractional shares will not be issued. Dividends will be paid on the cumulative holdings of both full and fractional Common Shares remaining in the Participant's account and will be reinvested in accordance with the elections made by the Participant in accordance with

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the Plan. Participants may deposit certificates for Common Shares registered in their names with the Agent for credit under the Plan. There is no charge for such deposits. Dividends on Common Shares deposited with the Agent will be reinvested.

12.      TERMINATION OF PARTICIPATION.

         A Participant may terminate his or her account at any time by notifying the Agent in writing. Unless the Agent receives the termination notice at least five days prior to any dividend record date, it will not be processed until after purchases made from the dividends paid with respect to that record date have been completed and credited to the Participant's account. All dividends with a record date after timely receipt of notice for termination will be sent directly to the Participant. In addition, upon instructions from the Company, the Agent may terminate the account of any Participant by written notice mailed to the Participant. Within 14 days after mailing the termination notice, the Agent will issue to the Participant, without charge, a certificate for the full Common Shares held in the Participant's account or, if the Participant so requests the Agent in writing or by telephone before the Agent's issuance of a certificate, the Agent will sell the full Common Shares held in the Participant's account, deduct brokerage commissions, transfer taxes (if any) and a service charge, and deliver the proceeds to the Participant. In every case of termination, the Participant's interest in any fractional Common Share will be paid in cash at the market value of the Company's Common Shares existing on the date the termination becomes effective as determined by the Agent. A Participant will also be entitled to the uninvested portion of any voluntary investment if notice of termination is received at least two business days prior to the date when the Agent becomes obligated to pay for Common Shares purchased with respect to that investment.

         If a Participant disposes of all of the Common Shares registered in his or her name on the books and records of the Company, the Participant will remain in the Plan with respect to any Common Shares held in the Participant's account under the Plan unless the Participant provides written notice of termination to the Agent.

13.      SHARE DIVIDENDS.

         Any share dividends or share splits distributed by the Company on the Common Shares held by the Agent for the Participant will be credited to the Participant's account. If the Company makes available to its shareholders rights to purchase additional Common Shares or other securities, the Agent will send to the Participant appropriate instructions in connection with all such rights in order to permit the Participant to determine what action he or she desires to take.

14.      RESPONSIBILITY OF AGENT.

         The Agent is not liable hereunder for any act done in good faith, or for any good faith omission to act, including, without limitation, for: (i) any failure to terminate any Participant's account upon the Participant's death prior to receipt of notice in writing of his or her death, and (ii) the prices and times at which it purchases or sells Common Shares for any Participant's account.

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15.      AMENDMENT OF PLAN.

         The Company may amend or supplement the Plan at any time, but, except when necessary or appropriate to comply with law or the rules or regulations of the Securities and Exchange Commission (the "Commission"), the Internal Revenue Service or other regulatory authority or with respect to any modification or amendment that does not materially affect the rights of Participants, any amendment or supplement will be effective only upon the mailing of written notice thereof at least 30 days prior to the effective date thereof to each Participant. The amendment or supplement will be considered to be accepted by the Participant unless, prior to the effective date thereof, the Agent receives written notice of the termination of the Participant's account. Any such amendment may include an appointment by the Company of a successor Agent, in which event the Company is authorized to pay the successor Agent for the account of the Participant all dividends and distributions payable on Common Shares held by the Participant for application by the successor Agent as provided in the Plan.

16.      SUSPENSION, TERMINATION AND COMPANY DISCRETION.

         The Company reserves the right to suspend or terminate the Plan at any time, and reserves the right to refuse voluntary cash investments from any person who, in the sole judgment of the Company, is attempting to circumvent the interests of the Plan by making excessive voluntary cash investments through multiple accounts or by engaging in arbitrage activities. The Company may also suspend, terminate or refuse participation in the Plan to any person if participation or any increase in the number of Common Shares held by such person would, in the sole judgment of the Company, jeopardize the status of the Company as a real estate investment trust.

17.      COMPLIANCE WITH APPLICABLE LAW AND REGULATIONS.

         (a) The Company's obligation to offer or sell Common Shares hereunder is subject to the Company's obtaining any necessary approval, authorization or consent from any regulatory authority having jurisdiction over that offer and sale. The Company may elect not to offer or sell Common Shares hereunder to persons residing in any jurisdiction where, in the sole judgment of the Company, the burden or expense of compliance with applicable blue sky or securities laws makes that offer or sale impracticable or inadvisable.

         (b) To the extent required to comply with law or the rules and regulations of the Commission, neither the Company nor any "affiliated" purchaser (as defined under the Securities Exchange Act of 1934, as amended) shall purchase any Common Shares on any day on which the market price of the Common Shares will be a factor in determining the Market Price as provided in
Section 4 of the Plan.

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18.      INTERPRETATION.

         The Company will determine any questions of interpretation arising under the Plan, and that determination will be final. The Company may adopt rules and regulations to facilitate the administration of the Plan. The terms and conditions of the Plan will be governed by the laws of the State of Ohio.

19.      EFFECTIVE DATE.

         The effective date of the Plan is March 2, 1999. All correspondence and questions regarding the Plan and any Participant's account should be directed to: National City Bank, Reinvestment Services, P.O. Box 94946, Cleveland, Ohio 44101-4946, telephone number: 800-622-6757, or such other address or telephone number of which notice is given to Participants in writing.

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